Exhibit 99

Accenture CEO Pierre Nanterme Assumes Additional Position of Chairman

NEW YORK; Feb. 1, 2013 – Accenture (NYSE: ACN) announced today that CEO Pierre Nanterme has assumed the additional position of chairman of the board. The company had previously announced, on October 22, 2012, that Mr. Nanterme would succeed William D. Green, who has stepped down as chairman of the board and retired from Accenture, effective today.

“I am honored to take on the additional role of chairman,” said Mr. Nanterme. “I want to thank Bill Green, once again, for his tremendous leadership and stewardship of Accenture, and for his significant contributions during his 35-year career with the company.”

Mr. Nanterme, 53, succeeded Mr. Green as CEO in January 2011 and has served on the Accenture board of directors since October 2010. In his 30-year career with Accenture, he has held a wide variety of leadership positions across key parts of the business. Prior to becoming CEO, Mr. Nanterme was group chief executive of Accenture’s Financial Services operating group, and earlier served as the company’s chief leadership officer.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 259,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$27.9 billion for the fiscal year ended Aug. 31, 2012. Its home page is www.accenture.com.

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Alex Pachetti
Accenture
+ 917 452-5519
alex.pachetti@accenture.com